UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 20, 2015

Strategic Storage Trust II, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 333-190983

MD	46-1722812
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

111 Corporate Drive, Suite 120, Ladera Ranch, California 92694

(Address of principal executive offices, including zip code)

(877) 327-3485

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 23, 2015, Strategic Storage Trust II, Inc. (the “Registrant”), through its operating partnership, Strategic Storage Operating Partnership II, L.P. (the “Operating Partnership”), closed on seven self storage facilities located in California, Colorado, Illinois and Maryland representing the first phase (the “First Phase”) of the acquisition of a portfolio of 26 self storage facilities (the “26 Property Portfolio”). Please see Item 2.01 below for a description of the acquisition of the First Phase of the 26 Property Portfolio.

On January 20, 2015, the Registrant, through the Operating Partnership, and certain affiliated entities (collectively, the “Borrower”), entered into a credit facility (the “KeyBank Facility”) with KeyBank National Association (“KeyBank”), as administrative agent, KeyBanc Capital Markets, LLC, as sole book runner and sole lead arranger and Texas Capital Bank, N.A. (“Texas Capital”), as documentation agent. A draw on the KeyBank Facility was used to fund a portion of the First Phase of the acquisition of the 26 Property Portfolio and it is anticipated that the KeyBank Facility will be used for the remaining closings of the properties comprising the 26 Property Portfolio. Please see Item 2.03 below for a description of the KeyBank Facility.

Item 2.01. Completion of Acquisition or Disposition of Assets.

As reported earlier, on August 14, 2014, the Registrant, through 26 wholly-owned subsidiaries of the Operating Partnership, executed 26 partial assignments of the purchase and sale agreement originally executed by a subsidiary of the Registrant’s sponsor on July 9, 2014, with unaffiliated third parties (the “26 Property Purchase Agreement”) for the acquisition of the 26 Property Portfolio. The 26 Property Portfolio consists of 14 self storage facilities located in California; four self storage facilities located in Michigan; three self storage facilities located in Colorado; two self storage facilities located in Illinois and one self storage facility located in each of New Jersey, Washington and Maryland. The aggregate purchase price for the 26 Property Portfolio is approximately $128.2 million, plus closing costs and acquisition fees.

On January 23, 2015, the Registrant closed on the purchase of the First Phase of the 26 Property Portfolio for a purchase price of $25.93 million, plus closing costs and acquisition fees, which was funded with a combination of proceeds from an issuance of Series A Cumulative Redeemable Preferred Units (the “Preferred Units”) in the Operating Partnership, as described further below, and a draw of approximately $15.4 million under the KeyBank Facility, as described further in Item 2.03 below. The Registrant incurred acquisition fees of approximately $450,000 in connection with the First Phase of the acquisition of the 26 Property Portfolio. The seven properties acquired in the First Phase consist of approximately 3,280 units and approximately 340,900 net rentable square feet of storage space. The average physical occupancy of the seven properties acquired in the First Phase was approximately 87% as of September 30, 2014.

On January 21, 2015, SSTI Preferred Investor, LLC (the “SSTI Preferred Investor”) invested approximately $24.1 million in the Operating Partnership (the “Preferred Equity Investment”), of which approximately $10.6 million of the proceeds were used in connection with the acquisition of the First Phase of the 26 Property Portfolio, and in exchange the SSTI Preferred Investor received approximately 960,000 Preferred Units in the Operating Partnership. The remaining proceeds from the Preferred Equity Investment are anticipated to be used in connection with additional phase closings of the 26 Property Portfolio. The issuance of the Preferred Units are governed by the Series A Cumulative Redeemable Preferred Unit Purchase Agreement and Amendment No. 1 to the Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership, each as described earlier in the Form 8-K filed by the Registrant on November 6, 2014.

A summary of the properties acquired in the First Phase of the 26 Property Portfolio is as follows:

Property	Address	Purchase Price	Year Built	Approx. Sq. Ft. (net)	Approx. Units	Occupancy
La Verne - CA	2234 Arrow Hwy, La Verne, CA 91750	$4,120,000	1986	49,800	520	86%
Chico - CA	3860 Benatar Way, Chico, CA 95928	$1,780,000	1984	38,800	360	89%
Riverside - CA	6667 Van Buren Blvd, Riverside, CA 92503	$2,760,000	1985	61,000	570	83%
Fairfield - CA	2998 Rockville Rd, Fairfield, CA 94534	$3,880,000	1984	41,000	440	91%
Littleton - CO	3757 Norwood Dr, Littleton, CO 80125	$4,300,000	1985	45,800	400	86%
Crestwood - IL	4747 W Calumet-Sag Road, Crestwood, IL 60445	$2,440,000	1987	49,300	460	92%
Forestville - MD	4100 Forestville Rd, Forestville, MD 20747	$6,650,000	1988	55,200	530	84%

TOTAL		$25,930,000		340,900	3,280

Strategic Storage Property Management II, LLC, an indirect subsidiary of SmartStop Self Storage, Inc., the sponsor of the Registrant, will manage the seven properties acquired in the First Phase of the 26 Property Portfolio and will be paid a one-time fee of $3,750 for each of the seven properties. In addition, Strategic Storage Property Management II, LLC will be paid management fees in an amount equal to 6% of the gross monthly revenues collected from the seven properties.

The Registrant expects the acquisition of the remaining 19 properties of the 26 Property Portfolio to close in additional phases over the next few weeks. The Registrant expects to fund the additional phases of the 26 Property Portfolio with a combination of proceeds from the Preferred Equity Investment, issuance of additional Preferred Units and additional draws under the KeyBank Facility.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Under the terms of the KeyBank Facility, the Borrower may borrow up to $71.295 million, of which KeyBank has committed up to $46.295 million and Texas Capital has committed up to $25 million (KeyBank and Texas Capital are collectively, the “Lenders”). The KeyBank Facility must be fully funded through a maximum of four loan advances no later than March 31, 2015. Each borrowing under the KeyBank Facility will be comprised of either ABR Loans or Eurodollar Loans (each as defined in the KeyBank Credit Agreement (defined below)), as the Borrower may request. The Borrower may elect to convert a borrowing to a different type or to continue a borrowing under the same type and, in the case of a Eurodollar Loan, may elect the applicable Interest Periods (as defined in the KeyBank Credit Agreement).

The KeyBank Facility has an initial term of three years, maturing on January 20, 2018, with two one-year extension options subject to certain conditions outlined further in the credit agreement for the KeyBank Facility (the “KeyBank Credit Agreement”). Payments due pursuant to the KeyBank Facility are interest-only for the first 36 months and a 30-year amortization schedule thereafter. The KeyBank Facility bears interest based on the type of borrowing. The ABR Loans bear interest at the lesser of (x) the Alternate Base Rate (as defined in the KeyBank Credit Agreement) plus the Applicable Rate, or (y)

the Maximum Rate (as defined in the KeyBank Credit Agreement). The Eurodollar Loans bear interest at the lesser of (a) the Adjusted LIBO Rate (as defined in the KeyBank Credit Agreement) for the Interest Period in effect plus the Applicable Rate, or (b) the Maximum Rate (as defined in the KeyBank Credit Agreement). The Applicable Rate means for any Eurodollar Loan, 325 basis points, and for any ABR Loan, 225 basis points.

The KeyBank Facility is fully recourse, jointly and severally, to the Registrant and the Borrower and is secured by cross-collateralized first mortgage liens on the Mortgaged Properties (as defined in the KeyBank Credit Agreement). The KeyBank Facility may be prepaid or terminated at any time without penalty, provided, however, that the Lenders shall be indemnified for any breakage costs. Pursuant to that certain guaranty (the “KeyBank Guaranty”), dated January 20, 2015, in favor of the Lenders, the Registrant serves as a guarantor of all obligations due under the KeyBank Facility.

Under certain conditions, the Borrower may cause the release of one or more of the Mortgaged Properties serving as collateral for the KeyBank Facility, subject to no default or event of default then outstanding or would reasonably occur as a result of such release, including compliance with the Loan to Value Ratio and the Debt-Service Coverage Ratio (each as defined in the KeyBank Credit Agreement), and the Borrower pays the applicable Release Price (as defined in the KeyBank Credit Agreement).

Under the KeyBank Credit Agreement, the Borrower is required to enter into an interest rate hedging agreement prior to the first to occur of March 31, 2015 or the date on which the final loan advance is made under the KeyBank Facility.

The KeyBank Credit Agreement contains a number of other customary terms and covenants, including the following (capitalized terms are as defined in the KeyBank Credit Agreement) financial tests the Borrower must meet, calculated as of the close of each fiscal quarter: (1) a Total Leverage Ratio no greater than 60%; (2) a minimum Tangible Net Worth; (3) an Interest Coverage Ratio of no less than 1.85 to 1.0, commencing at the earlier of the fiscal quarter immediately following the acquisition of the final portfolio property or June 30, 2015; (4) a Fixed Charge Ratio of 1.6 to 1.0 commencing at the earlier of the fiscal quarter immediately following the acquisition of the final portfolio property or June 30, 2015; (5) a ratio of (a) the Indebtedness that bears interest at a varying rate of interest or that does not have the interest rate fixed, capped or swapped pursuant to a hedging agreement to (b) the sum of the Indebtedness, not in excess of 30%; (6) a Loan to Value Ratio of not greater than 60%; and (7) a Debt-Service Coverage Ratio of not less than 1.35 to 1.0 commencing March 31, 2015.

The description of the KeyBank Facility is qualified in its entirety by the Credit Agreement, the Notes in favor of KeyBank and Texas Capital and the Guaranty attached hereto as Exhibits 10.1, 10.2, 10.3 and 10.4, respectively, to this Current Report on Form 8-K.

As noted in Item 2.01, to finance a portion of the First Phase of the 26 Property Portfolio, the Registrant borrowed approximately $15.4 million under the KeyBank Facility. The amount drawn was in the form of a Eurodollar Loan under the KeyBank Credit Agreement which will bear interest at approximately 3.4%.

Pursuant to joinder agreements by the seven special purpose entities wholly-owned by the Operating Partnership (the “Property SPEs”) in favor of KeyBank as administrative agent, the seven properties acquired under the First Phase now serve as additional collateral under the KeyBank Credit Agreement and the Property SPEs now serve as additional borrowers.

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statements of Real Estate Acquired.

Since it is impracticable to provide the required financial statements for the acquired real property described in Item 2.01 at the time of this filing and no financials (audited or unaudited) are available at this time, the Registrant hereby confirms that it intends to file the required financial statements on or before April 10, 2015 by amendment to this Form 8-K.

(b) Pro forma financial information.

See paragraph (a) above.

 (d)      Exhibits.

10.1     Credit Agreement with KeyBank National Association

10.2     Note in favor of KeyBank National Association

10.3     Note in favor of Texas Capital Bank, N.A.

10.4     KeyBank Guaranty

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRATEGIC STORAGE TRUST II, INC.

Date: January 26, 2015	By:	/s/ Michael S. McClure
Michael S. McClure
Executive Vice President, Chief Financial Officer and Treasurer